Exhibit 4.1

Li-Cycle Holdings Corp.

207 Queens Quay West, Suite 590

Toronto, Ontario M5J 1A7

May 9, 2025

Glencore Canada Corporation

100, King Street West

Suite 6900

Toronto, ON, M5X 1E3

Canada

Attention: Legal Department

Re:	Waiver Extension to May 13, 2025

Ladies and Gentlemen:

Reference is made to (i) the Amended and Restated Senior Secured Convertible Note dated as of January 31, 2025 (together with any payment-in-kind notes issued thereunder, the “Secured Convertible Note”), (ii) the Amended and Restated Convertible Note No. 1 dated as of January 31, 2025 (together with any payment-in-kind notes issued thereunder, the “A&R Convertible Note No. 1”), and (iii) the Amended and Restated Convertible Note No. 2 dated as of January 31, 2025 (together with any payment-in-kind notes issued thereunder, the “A&R Convertible Note No. 2,” and, together with the Secured Convertible Note and the A&R Convertible Note No. 1, the “Glencore Notes”) issued by Li-Cycle Holdings Corp. (the “Company”) and held by Glencore Canada Corporation (the “Holder”).

On February 25, 2025, the parties hereto entered into that certain Waiver Agreement (as amended, by that certain Letter Agreement, dated as of April 30, 2025, and further amended, by that certain Letter Agreement, dated as of May 5, 2025 the “Glencore Waiver Agreement”), pursuant to which, the parties agreed to waive, supplement and amend certain provisions of each of the Secured Convertible Note, the A&R Convertible Note No. 1 and the A&R Convertible Note No. 2 on the terms and subject to the conditions set forth therein. Capitalized terms used and not otherwise defined in this letter agreement have the meanings assigned thereto in the Glencore Waiver Agreement.

The parties hereto now desire to amend the Waiver Period as further set forth herein.

In consideration of the rights and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereto agree as follows.

The Waiver Period is hereby extended from 11:59 p.m. (Eastern Standard Time) on May 9, 2025 to 11:59 p.m. (Eastern Standard Time) on May 13, 2025 (the “Termination Date”). All references to the Termination Date in the Glencore Waiver Agreement are hereby amended to refer to the Termination Date as defined in this letter agreement. This letter agreement shall be effective upon the later of: (i) the execution of this letter agreement by all parties hereto and (ii) the execution by Wood River Capital LLC and the Company and effectiveness of a letter agreement extending the Waiver Period (as defined in the KSP Waiver) to 11:59 p.m. (Eastern Standard Time) on May 13, 2025 on terms substantially similar to this letter agreement.

The Holder hereby represents to the Company that this letter agreement has been duly authorized, executed and delivered by the Holder and constitutes a valid and binding obligation of the Holder enforceable against the Holder in accordance with its terms. The Company hereby represents to the Holder that this letter agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

The following provisions shall be deemed incorporated, mutatis mutandis, into this letter agreement as if set forth herein: (i) Section 20 (Dispute Resolution), Section 21(a) (Notices), and Section 24 (Governing Law) of the Secured Convertible Note; and (ii) Section 22 (Dispute Resolution), Section 23 (Notices), and Section 26 (Governing Law) of each of the A&R Convertible Note No. 1 and the A&R Convertible Note No. 2.

This letter agreement may be executed and delivered in one or more counterparts including by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this letter agreement or any document to be signed in connection with this letter agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to execute and deliver this letter agreement by electronic means.

Except as expressly amended by this letter agreement, all other terms and provisions of the Glencore Waiver Agreement shall remain in full force and effect.

[Signature Page Follows]

Please evidence your agreement with the foregoing by executing this letter agreement and returning to the undersigned.

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: President and CEO

[Signature Page to Waiver Extension]

ACNOWLEDGED AND AGREED as of the date first written above:

GLENCORE CANADA CORPORATION

By:	/s/ Adam Luckie
Name: Adam Luckie
Title: Authorized Signatory

[Signature Page to Waiver Extension]

Copy:

Glencore International AG

Baarermattstrasse 3

CH – 6340 Baar

Switzerland

Attention: General Counsel

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, NY 10153

Attention: Heather Emmel, David Avery-Gee, Eoghan P. Keenan, Mariel E. Cruz

Freshfields Bruckhaus Deringer US LLP

3 World Trade Center

175 Greenwich Street

New York, New York 10007

Attention: Andrea M. Basham, Allison Liff

McCarthy Tétrault LLP

66 Wellington St W

Suite 5300

Toronto, ON M5K 1E6

Attention: Rob Hansen, Fraser Bourne